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Brandywine Realty Trust Announces Metropolitan DC Joint Venture with an
Allstate subsidiary; Brandywine Contributes Three Office Properties Valued at $156 Million

Radnor, PA, December 20, 2011 - Brandywine Realty Trust (NYSE:BDN), a real estate investment trust focused on the ownership, management and development of Class A, urban and suburban office properties in the mid-Atlantic region and other select markets throughout the United States, announced today that it has formed a joint venture with Current Creek Investments, LLC, a wholly owned subsidiary of Allstate Insurance Company. Current Creek and Brandywine will each own a 50% interest in three metropolitan DC properties contributed by Brandywine in connection with the venture formation, with Brandywine providing property management, leasing, and construction management services.
In addition, Current Creek and Brandywine have each allocated $75.0 million in equity to pursue additional office property investments in targeted sub-markets in the metropolitan DC region. Brandywine will be responsible for sourcing additional acquisitions over a three-year investment period. Assuming full equity investment and a projected 60% leverage rate, the joint venture has the capacity to acquire approximately $375.0 million of additional assets. Brandywine can earn promoted interests in the joint venture upon achieving pre-determined realized returns.
The joint venture acquired the properties from Brandywine for $156.0 million, representing a capitalization rate of approximately 6.8% cash and 7.2% GAAP based on trailing twelve-month results through September 30, 2011. The joint venture secured $90.0 million of non-recourse property financings with a weighted-average maturity of 7.4 years and a weighted-average interest rate of 4.4%.
Properties Acquired by the Joint Venture

Property	Location	Square Feet	Leased
3130 Fairview Park Drive	Falls Church, VA	180,645	84.5%
3141 Fairview Park Drive	Falls Church, VA	183,618	82.4%
7101 Wisconsin Avenue	Bethesda, MD	223,054	99.4%
	Total	587,317	89.5%

Brandywine has received $120.1 million of proceeds, after deducting $2.9 million of transaction and joint venture formation costs. Brandywine used the net proceeds from the transaction to reduce outstanding indebtedness under its unsecured revolving credit facility and for other general corporate purposes. Due to an ongoing Brandywine lease in the building, Brandywine will continue to consolidate 3141 Fairview Park Drive on its balance sheet.
“We are delighted to complete this transaction with Allstate,” stated Gerard H. Sweeney, President and Chief Executive Officer of Brandywine Realty Trust. “They are a well-regarded real estate investor and we look forward to continued expansion of our relationship. This transaction enables us to harvest current value in the contributed portfolio, meaningfully participate in its future appreciation and create a co-investment vehicle with a high-quality partner.”
"We are pleased to initiate this relationship between Current Creek and Brandywine," said Mike Moran, Vice President and head of Allstate Investments' real estate investment group. "This venture is an important part of

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our ongoing effort to expand our portfolio of direct investments in commercial real estate and we are pleased that we have established this strategic relationship with an operating partner the quality of Brandywine."
Keefe, Bruyette & Woods, Inc. acted as Brandywine's exclusive financial advisor for this transaction.
About Brandywine Realty Trust
Brandywine Realty Trust is one of the largest, publicly traded, full-service, integrated real estate companies in the United States.  Organized as a real estate investment trust and operating in select markets, Brandywine owns, develops, manages and has ownership interests in a primarily Class A, suburban and urban office portfolio comprising 307 properties and 35.1 million square feet, including 232 properties and 25.2 million square feet owned on a consolidated basis and 52 properties and 6.5 million square feet in 17 unconsolidated real estate ventures. For more information, please visit www.brandywinerealty.com.
Forward-Looking Statements
Estimates of future earnings per share, FFO per share, common share dividend distributions and certain other statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our and our affiliates' actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors relate to, among others: our ability to lease vacant space and to renew or relet space under expiring leases at expected levels; competition with other real estate companies for tenants; the potential loss or bankruptcy of major tenants; interest rate levels; the availability of debt, equity or other financing; risks of acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; unanticipated operating and capital costs; our ability to obtain adequate insurance, including coverage for terrorist acts; dependence upon certain geographic markets; and general and local economic and real estate conditions, including the extent and duration of adverse changes that affect the industries in which our tenants operate. Additional information on factors which could impact us and the forward-looking statements contained herein are included in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2010. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events except as required by law.

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